Exhibit 10.1

D.B. ZWIRN SPECIAL OPPORTUNITIES FUND, L.P.
745 Fifth Avenue, 18th Floor
New York, New York 10051

May 23, 2007

Nevada Gold & Casinos, Inc.
3040 Post Oak Blvd., Suite 375
Houston, Texas 77056
Attention: Mr. James J. Kohn, Chief Financial Officer

Re:	Financing Commitment

Dear Mr. Kohn:

Nevada Gold & Casinos, Inc., a Nevada corporation (the "Company"), has advised D.B. Zwirn Special Opportunities Fund, L.P. and its affiliates and designees (the "Lender") that the Company and certain of its subsidiaries (the Company, together with certain subsidiaries of the Company designated by the Lender, each a "Borrower" and collectively, the "Borrowers") desire financing (a) primarily to fund the Borrowers' future purchases of gaming operations, mergers and acquisition opportunities, and (b) to pay fees and expenses related to the financing contemplated by this commitment letter. The Lender is pleased to advise you that the Lender is willing to provide the Borrowers with a senior secured financing facility in the maximum aggregate amount of $15,000,000 (the "Financing Facility") substantially on the terms and conditions set forth in the Outline of Terms and Conditions attached hereto as Exhibit A (the "Term Sheet"). Terms used in this commitment letter and not otherwise defined herein shall have the meanings assigned to such terms in the Term Sheet or as set forth in Exhibit B. The Financing Facility will consist of a term loan facility of up to $15,000,000. All obligations of the Borrowers under the Financing Facility will be guaranteed by each subsidiary of the Company that is not a Borrower (each a "Guarantor" and collectively, the "Guarantors" and together with the Borrowers, each a "Loan Party" and collectively, the "Loan Parties"). The Lender's commitment to provide the Financing Facility is subject in all respects to satisfaction of the terms and conditions contained in this commitment letter and in the Term Sheet.

The Company, on behalf of itself and the other Loan Parties, acknowledges that this commitment letter and the Term Sheet are intended as an outline only and do not purport to summarize all of the conditions, covenants, representations, warranties and other provisions that would be contained in definitive loan documentation for the Financing Facility. The definitive loan documentation for the Financing Facility will include, in addition to the provisions that are summarized in this commitment letter and the Term Sheet, provisions that, in the opinion of the Lender, are customary or typical for this type of financing transaction and other provisions that the Lender determines to be appropriate in the context of the proposed transaction. Such definitive loan documentation shall be in form and substance satisfactory to the Lender.

By its execution hereof and its acceptance of the commitment contained herein, the Company, on behalf of itself and the other Loan Parties, agrees to indemnify and hold harmless the Lender, any other entity that becomes a Lender as contemplated by the Term Sheet, each of their respective assignees and affiliates, and their respective directors, partners, members, officers, employees and agents (each an "Indemnified Party") from and against any and all losses, claims, damages, liabilities or other expenses to which such Indemnified Party may become subject, insofar as such losses, claims, damages, liabilities (or actions or other proceedings commenced or threatened in respect thereof) or other expenses arise out of or in any way relate to or result from, this commitment letter or the extension of the Financing Facility contemplated by this commitment letter, or in any way arise from any use or intended use of this commitment letter or the proceeds of the Financing Facility contemplated by this commitment letter, and the Company agrees to reimburse each Indemnified Party for any legal or other expenses incurred in connection with investigating, defending or participating in any such loss, claim, damage, liability or action or other proceeding (whether or not such Indemnified Party is a party to any action or proceeding out of which indemnified expenses arise), but excluding therefrom all expenses, losses, claims, damages and liabilities which are finally determined in a non-appealable decision of a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of such Indemnified Party. In the event of any litigation or dispute involving this commitment letter or the Financing Facility, no Indemnified Party shall be responsible or liable to the Company or any other person or entity for any special, indirect, consequential, incidental or punitive damages. In addition, the Company agrees to reimburse the Lender on demand for all reasonable fees and expenses (the "Expenses") incurred by or on behalf of the Lender in connection with the negotiation, preparation, execution and delivery of this commitment letter, the Term Sheet and any and all definitive loan documentation relating hereto and thereto, including, without limitation, the reasonable fees and expenses of counsel to the Lender and the fees and expenses incurred by the Lender in connection with any due diligence, collateral reviews, appraisals, valuations and field examinations, and syndication of the Financing Facility. The obligations of the Company under this paragraph shall remain effective whether or not definitive loan documentation is executed and notwithstanding any termination of this commitment letter.

The Company agrees to pay to the Lender certain fees set forth in the fee letter delivered in connection herewith (the "Fee Letter"). The terms and conditions of the Fee Letter set forth therein are incorporated herein by this reference.

The Company has previously paid to the Lender (i) $75,000 in respect of a work fee and (ii) $50,000, which represents a deposit (the "Expense Deposit") to fund Expenses incurred by or on behalf of the Lender. If less than $50,000 of Expenses are incurred by or on behalf of the Lender, the unused portion of the Expense Deposit will be returned to the Company. The Lender may request, and the Company shall forthwith pay to the Lender, in immediately available funds, an additional expense deposit if the amount of Expenses incurred or to be incurred by the Lender in connection with the Financing Facility exceeds or will exceed the amount of the Expense Deposit. The Expense Deposit will not be segregated and may be commingled with other funds, and the Company will not be entitled to receive interest on the Expense Deposit.

The Lender's commitment to provide the Financing Facility is subject to (a) the negotiation, execution and delivery of definitive loan documentation in form and substance satisfactory to the Lender and its counsel, (b) the satisfaction of the Lender that since the date hereof there has not occurred or become known to any Loan Party or the Lender any material adverse change with respect to the condition (financial or otherwise, but excluding fluctuations in the share price of the Company's publicly traded stock), business, operations, assets, liabilities or prospects of any Loan Party, as determined by the Lender in its sole discretion (a "Material Adverse Change"), and (c) the satisfaction of the conditions set forth in this commitment letter and the Term Sheet, as determined by the Lender in its sole discretion. If at any time the Lender shall determine (in its sole discretion) that either (i) any Loan Party will be unable to fulfill any condition set forth in this commitment letter or in the Term Sheet or (ii) any Material Adverse Change has occurred, the Lender may terminate this commitment letter by giving notice thereof to the Company (subject to the obligation of the Company to pay all fees, costs, expenses and other payment obligations expressly assumed by the Company hereunder, which shall survive the termination of this commitment letter). Notwithstanding anything to the contrary contained herein, this commitment letter may be terminated by the Lender or the Company if either the Lender or the Company is advised by any gaming regulatory agency, or has reasonable basis to conclude, that a gaming regulatory agency would find the Lender to be an "unsuitable person" which could impair any gaming license held or being applied for by the Company.

The Company, on behalf of itself and the other Loan Parties, represents and warrants that (a) all information and other materials concerning the Loan Parties (collectively, the "Information") which has been, or is hereafter, made available by, or on behalf of any Loan Party is, or when delivered will be, when considered as a whole, complete and correct in all material respects and does not, or will not when delivered, contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading and (b) to the extent that any such Information contains projections, such projections were prepared in good faith on the basis of (i) assumptions, methods and tests stated therein which are believed by the Loan Parties to be reasonable and (ii) information believed by the Loan Parties to have been accurate based upon the information available to the Loan Parties at the time such projections were furnished to the Lender. The Company agrees that if at any time prior to the Closing Date (as defined in the Term Sheet), any of the representations in the preceding sentence would be incorrect in any material respect if the information and projections were being furnished, and such representations were being made, at such time, then the Company will promptly supplement, or cause to be supplemented, the information and projections so that such representations will be correct in all material respects under those circumstances.

The Company agrees, on behalf of itself and the other Loan Parties, that it will, and will cause each of the other Loan Parties to (a) promptly provide copies of any filing to the Lender (including, without limitation, filings with the SEC and other applicable regulatory authorities and stock exchanges) in which reference is made to the Lender or the commitment contained herein, and (b) promptly provide copies to the Lender of any public announcement in which reference is made to the Lender or to the commitment contained herein. The Company acknowledges that the Lender and its affiliates may now or hereafter provide financing or obtain other interests in other companies in respect of which the Company or its affiliates may be business competitors, and that the Lender and its affiliates will have no obligation to provide to the Company or any of its affiliates any confidential information obtained from or in respect of such other companies.

During the term of this commitment letter, the Company intends to consummate the Rogers Refinancing. The Company hereby grants to the Lender the Right of First Negotiation to provide the Rogers Refinancing. If the Company is unable to conclude a binding agreement with a third party with respect to the Rogers Refinancing within 150 days after the expiration of the Exclusive Negotiation Period, then the Company shall be obligated to re-offer the opportunity for the Lender to provide the Rogers Refinancing and the Lender shall be entitled to a Right of First Negotiation with respect thereto in each such instance. Notwithstanding anything to the contrary contained herein, the terms of the Right of First Negotiation shall not be applicable and shall be of no force or affect if the Company is advised by any gaming regulatory agency, or has reasonable basis to conclude, that a gaming regulatory agency would find the Lender to be an "unsuitable person" which could impair any gaming license held or being applied for by the Company.

The offer made by the Lender in this commitment letter shall expire, unless otherwise agreed by the Lender in writing, at 5:00 p.m. (New York City time) on May 24, 2007, unless prior thereto the Lender shall have received (a) a copy of this commitment letter and the Fee Letter, signed by the Company accepting the terms and conditions of this commitment letter, the Term Sheet and the Fee Letter, (b) the Expense Deposit, in immediately available funds, and (c) the commitment fee set forth in the Fee Letter, in immediately available funds. The commitment by the Lender to provide the Financing Facility shall expire at 5:00 p.m. (New York City time) on May 24, 2009, unless prior thereto, definitive loan documentation shall have been agreed to in writing by all parties and the conditions set forth therein shall have been satisfied (it being understood that the Company's obligation to pay all amounts in respect of indemnification, fees and Expenses shall survive termination of this commitment letter).

This commitment letter, including the attached Term Sheet, and the Fee Letter (a) supersede all prior discussions, agreements, commitments, arrangements, negotiations or understandings, whether oral or written, of the parties with respect thereto, (b) shall be governed by the law of the State of New York, without giving effect to the conflict of laws provisions thereof, (c) shall be binding upon the parties and their respective successors and assigns, (d) may not be relied upon or enforced by any other person or entity, and (e) may be signed in multiple counterparts and delivered by facsimile or other electronic transmission, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. If this commitment letter becomes the subject of a dispute, each of the parties hereto hereby waives trial by jury. This commitment letter may be amended, modified or waived only in a writing signed by each of the parties hereto.

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Should the terms and conditions of the offer contained herein meet with your approval, please indicate your acceptance by signing and returning a copy of this commitment letter and the Fee Letter to the Lender and wiring the commitment fee set forth in the Fee Letter, in immediately available funds, to an account designated by the Lender.

Very truly yours, D.B. ZWIRN SPECIAL OPPORTUNITIES FUND, L.P.

By:	D.B. Zwirn Partners, LLC
its general partner

By:	Zwirn Holdings, LLC
its managing member

By:	/s/ Lawrence Cutler, Chief Operating Officer

Agreed and accepted on this
24th day of May 2007:

NEVADA GOLD & CASINOS, INC.

By:	/s/ James J. Kohn, Chief Financial Officer

Exhibit A
Nevada Gold & Casinos, Inc.

Outline of Terms and Conditions for Financing Facility

This Outline of Terms and Conditions is part of the commitment letter, dated May 23, 2007 (the "Commitment Letter"), addressed to Nevada Gold & Casinos, Inc. (the "Company") by D.B. Zwirn Special Opportunities Fund, L.P. (the "Lender") and is subject to the terms and conditions of the Commitment Letter. Capitalized terms used herein shall have the meanings set forth in the Commitment Letter or Exhibit B unless otherwise defined herein.

BORROWERS:	The Company and certain affiliates and subsidiaries of the Company designated by the Lender.

GUARANTORS:	All subsidiaries of the Company that are not Borrowers (together with the Borrowers, each a "Loan Party" and collectively, the "Loan Parties").

LENDER:	The Lender or affiliates thereof, and such other lenders designated by the Lender. One or more of such lenders may act as agent for such lenders.

FINANCING FACILITY:
A senior secured credit facility consisting of a term loan facility in an amount of up to $15,000,000 (the "Financing Facility").
The term loan facility shall be structured as a $15,000,000 acquisition line (the "Acquisition Line") to be drawn for a to-be-determined acquisition or acquisitions acceptable to the Company and the Lender based on standard legal and financial due diligence.

Notwithstanding the foregoing, at no time shall the aggregate principal amount of the Acquisition Line outstanding under the Financing Facility together with other funded debt (to be determined) exceed a multiple (to be determined) of the trailing twelve months EBITDA (which will include the equity portion of the Loan Parties' earnings from investments such as the Isle of Capri-Blackhawk and other unconsolidated minority owned investments) of the Loan Parties and their subsidiaries to be agreed upon (the amount of any such excess, an "EBITDA Deficit"). At any time that an EBITDA Deficit exists, the Borrowers shall make a mandatory prepayment of the Acquisition Line in an amount equal to such EBITDA Deficit.

TERM:
The Acquisition Line shall terminate on the second anniversary of the Issuance Date (the "Acquisition Line Termination Date"). Any amounts drawn under the Acquisition Line prior to the Acquisition Line Termination Date shall have a term of three years from the date such funds are drawn. Any undrawn amounts under the Acquisition Line will no longer be available to be borrowed on or after the Acquisition Line Termination Date. The Financing Facility shall terminate on the third anniversary of the date upon which the final draw is made by the Borrowers under the Acquisition Line (the "Maturity Date").
In addition, if no draw has been made under the Acquisition Line and there are no other amounts outstanding under the Financing Facility, the Borrowers may voluntarily terminate the Financing Facility at any time. If the Borrowers choose to terminate the Financing Facility pursuant to this paragraph, they shall not be liable for any fees that would otherwise have accrued after the date of such termination, but shall remain liable for any and all fees that have accrued on or prior to such date.

MANDATORY AND OPTIONAL PREPAYMENT:
Mandatory: In addition to mandatory prepayments in respect of the EBITDA Deficit, other customary mandatory prepayments shall be included in the definitive loan documentation (including issuance of debt, excess cash flow (in a percentage of __% and as defined in the definitive loan documentation), sale of assets (subject to any Permitted Liens), casualty events, receipt of proceeds from other "corporate events" and other extraordinary receipts), subject to customary exceptions to be agreed upon, which may include, so long as no event of default has occurred and is continuing, minimum working capital thresholds (after giving effect to such payments) to be agreed upon. All mandatory prepayments of the Acquisition Line shall be applied to installments of the Acquisition Line in the inverse order of maturity.

Optional: The Borrowers may prepay the Acquisition Line, in whole at any time or in part from time to time, subject to the prepayment premium referred to below. All voluntary prepayments of the Acquisition Line shall be applied to installments of the Acquisition Line in the inverse order of maturity.

Prepayment Premium: Prepayment of the Acquisition Line at any time prior to the Maturity Date shall be subject to a prepayment fee, as more fully described in the Fee Letter.

MATURITY/ AMORTIZATION:
Any amounts drawn under the Acquisition Line shall be payable in full three years from the date such funds are drawn. All loans and other obligations outstanding under the Financing Facility shall be payable in full on the Maturity Date.

CLOSING DATE:
The first date on which any amount is drawn under the Acquisition Line, which date shall not be later than the Acquisition Line Termination Date, unless otherwise agreed to in writing by the Lender (the "Closing Date").

COLLATERAL:
All obligations of the Loan Parties to the Lender shall be secured by a perfected lien (subject only to Permitted Liens) on and security interest in all of the Loan Parties' now owned and hereafter acquired assets, including, without limitation, all real property, fixtures, accounts, inventory, equipment, documents, general intangibles, payment intangibles, contract rights, chattel paper, instruments, investment property, commercial tort claims, trademarks, copyrights, patents and other intellectual property, deposit accounts, cash and cash equivalents and all other assets and property of the Loan Parties, real and personal, tangible and intangible, and all proceeds thereof, including, without limitation, all of the capital stock or other equity interests of each subsidiary of each Loan Party (the "Collateral").

All amounts drawn under the Financing Facility, all costs, fees and expenses of the Lender and all other obligations owed to the Lender shall be secured as described above and shall be charged to the loan account to be established under the Financing Facility.

INTEREST:	Amounts outstanding under the Financing Facility shall bear interest at the LIBOR Rate plus the LIBOR Rate Margin.

The Lender's obligation to provide loans under the Acquisition Line of a type bearing interest calculated based upon the LIBOR Rate ("LIBOR Loans") shall be subject to the following: (a) not more than a number of separate interest periods to be agreed upon may be in effect for LIBOR Loans at any one time, (b) LIBOR Loans shall be made in an agreed upon minimum amount and in an agreed upon integral multiple in excess thereof, and (c) the Borrowers shall be responsible for any breakage fees, yield maintenance and other associated costs, as determined by the Lender.

All interest and fees shall be computed on the basis of a year of 360 days for the actual days elapsed. If any event of default shall occur and be continuing, interest shall accrue at a rate per annum equal to 5.00% in excess of the rate of interest otherwise in effect. All interest shall accrue from the Closing Date and shall be payable in cash monthly in arrears, provided that interest that accrues at the default rate shall be payable on demand.

FEES:	The Borrowers shall pay to the Lenders the fees set forth in the Fee Letter.

WARRANTS:	None.

USE OF PROCEEDS:
Funded amounts under the Financing Facility shall be used to (a) provide for the ongoing working capital of the Borrowers, including future purchases of gaming operations, mergers and acquisition opportunities approved by the Lender, and (b) pay fees and expenses relating to the Financing Facility and the transactions contemplated thereby.

CONDITIONS PRECEDENT:
The obligation of the Lender to fund any amounts under the Acquisition Line or provide any other financial accommodations under the Financing Facility will be subject to customary conditions precedent including, without limitation, the following special conditions precedent:

(a)  The Lender's completion of its legal and collateral due diligence, with results satisfactory to the Lender and its counsel. Such due diligence shall include, without limitation, a review of ERISA, regulatory, environmental, intellectual property, litigation, accounting, tax, licensing, certification and permit matters and labor matters, with results satisfactory to the Lender, in its sole discretion.

(b)  Execution and delivery of appropriate legal documentation, including, without limitation, security agreements, cash management agreements, pledge agreements, mortgages (and related title insurance policies, surveys and environmental site assessment reports), intercreditor agreements (including, without limitation, an intercreditor agreement with LHR), landlord waivers (with respect to the primary operating locations of the Loan Parties), and bailee agreements, each in form and substance satisfactory to the Lender and the satisfaction of the conditions precedent contained therein.

(c) No Material Adverse Change shall have occurred, as determined, in good faith, by the Lender in its sole discretion.

(d)  The Lender shall have been granted a perfected lien (subject only to Permitted Liens) on all Collateral, and shall have received UCC, tax and judgment lien searches and other appropriate evidence, evidencing the absence of any other liens on the Collateral, other than existing liens acceptable to the Lender in its sole discretion.

(e) Opinions from the Loan Parties' counsel (including, without limitation, local counsel) as to such matters as the Lender and its counsel may reasonably request.

(f)  Each Loan Party shall be in good standing in its respective jurisdiction of organization and duly qualified to do business in each other jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification.

(g)  Insurance satisfactory to the Lender; such insurance to include liability insurance for which the Lender will be named as an additional insured and property insurance with respect to the Collateral for which the Lender will be named as loss payee, subject to existing liens acceptable to the Lender in its sole discretion.

(h) The Lender shall be satisfied in its sole discretion with the results of its review of all material contracts of the Loan Parties.

(i)  All required governmental, shareholder and third party approvals, consents, licenses, franchises and permits in connection with the Financing Facility and the operation by the Loan Parties of their businesses shall have been obtained and remain in full force and effect.

(j)  Except as otherwise disclosed to the Lender prior to the date of the Commitment Letter, there shall exist no claim, action, suit, investigation, litigation or proceeding, pending or threatened in any court or before any arbitrator or governmental instrumentality which relates to the Financing Facility or which, in the opinion of the Lender, has any reasonable likelihood of having a material adverse effect on (i) the condition (financial or otherwise), operations, performance, properties, assets, liabilities, business or prospects of any Loan Party, (ii) the ability of any Loan Party to perform its obligations under the Loan Documents or (iii) the ability of the Lender to enforce the Loan Documents.

(k)  The Loan Parties shall have paid to the Lender all fees and expenses then owing to the Lender, including, without limitation, all audit fees, attorneys' fees, search fees, title fees and documentation and filing fees.

(l) No default or event of default shall exist under any Loan Document.

(m) Each Borrower shall be jointly and severally liable and all amounts outstanding under the Financing Facility and other obligations shall be cross-collateralized and cross-defaulted.

(n) The Lender shall have received such financial and other information regarding the Loan Parties as the Lender may request.

REPRESENTATIONS AND WARRANTIES:
Usual representations and warranties, including, without limitation, corporate existence and good standing, authority to enter into loan documentation, occurrence of the Closing Date, governmental approvals, enforceability of Loan Documents, capitalization, litigation and commercial tort claims, financial statements, non-violation of other agreements, compliance with environmental, pension and other laws, ERISA, taxes, Regulations T, U and X, nature of business, permits, real property, insurance, use of proceeds, solvency, location of Collateral, material contracts, intellectual property, customers and suppliers, absence of Material Adverse Change, absence of default or unmatured default under the Financing Facility and priority of the Lender's liens.

COVENANTS:
Usual covenants, including, without limitation, provision of financial statements, notices of litigation, defaults and unmatured defaults and other information, subsidiaries not in existence on the Closing Date to be Loan Parties, compliance with laws, preservation of existence, books and records, inspection of properties, maintenance of properties and insurance, obtaining of permits, change in Collateral locations, landlord waivers and collateral access agreements, after acquired real property, fiscal year, key man life insurance, and limitations with respect to liens and encumbrances, indebtedness, dispositions, dividends and retirement of capital stock and management fees and certain other payments, issuance of capital stock, guarantees, sale and lease back transactions subject to an agreed upon waterfall distribution agreement, consolidations and mergers, investments, capital expenditures, loans and advances, change in nature of business, modifications of material contracts, organization documents and certain other agreements, compromise of accounts receivable, non-compliance with pension, environmental and other laws, operating and capital leases, transactions with affiliates and prepayment of other indebtedness.

Financial covenants to include, maximum debt/EBITDA (commencing after the first anniversary of the Closing Date), minimum net worth, minimum EBITDA (including the equity portion of earnings associated with minority ownership in unconsolidated investments) and maximum capital expenditures (definition to be negotiated but to include 100% owned investments and potential new investments), to be mutually agreed upon by the Lender and the Company.

Financial reporting to include: (a) annual, audited financial statements, (b) quarterly, internally prepared, financial statements, (c) monthly, internally prepared, financial statements, (d) annual projections, including profit and loss and cash flow figures, and (e) other reporting as required by the Lender consistent with financings of this type.

EVENTS OF DEFAULT:
Usual events of default (subject to negotiated cure periods, if applicable, to be addressed in the Loan Documents), including, without limitation, payment, cross-default, violation of covenants, breach of representations or warranties, bankruptcy or insolvency, invalidity of any provision of any Loan Document, invalidity of lien on any Collateral, failure to comply with cash management agreements, judgment, ERISA, environmental, cessation of or restraint from conducting a material part of the Loan Parties' business, loss or suspension of material licenses or permits, indictment of a Loan Party or a proceeding in which penalties or remedies include forfeiture of a material portion of property, material adverse change and change of control.

GOVERNING LAW:	All documentation in connection with the Financing Facility shall be governed by the laws of the State of New York.

ASSIGNMENTS, PARTICIPATIONS:
The Lender may sell or assign to one or more other persons a portion of its loans or commitments under the Financing Facility without the consent of the Loan Parties. The Lender may also sell participations in its loans and commitments under the Financing Facility without the consent of the Loan Parties.

OUT-OF-POCKET EXPENSES:
The Borrowers shall pay on demand all documented costs and expenses of the Lender (including legal fees, audit fees, appraisal and valuation fees, search fees, filing fees, and documentation fees) incurred in connection with the Financing Facility.

Exhibit B

Definitions

For purposes of the Commitment Letter and the Term Sheet, the following terms shall have the following meanings:
"Exclusive Negotiation Period" shall mean a period of 30 days following written notice by the Company.

"ICBH Note" shall mean the promissory note payable by the Company to Isle of Capri - Black Hawk, L.L.C. in connection with the acquisition by the Company of the Colorado Grand Casino.

"Issuance Date" shall mean May 24, 2007.

"LHR" shall mean Louise H. Rogers.

"LHR Credit Facility" shall mean the $55,000,000 revolving credit facility between the Company and LHR.

"LIBOR Rate" shall mean the greater of (i) 5.00% per annum, and (ii) the rate per annum, determined by the Lender in accordance with its customary procedures, at which dollar deposits are offered to major banks in the London interbank market, adjusted by the reserve percentage prescribed by governmental authorities as determined by the Lender. The LIBOR Rate shall be available for interest periods of one, two, or three months (at the Borrower's option).

"LIBOR Rate Margin" shall mean 7.00 percentage points.

"Match Period" shall mean the ten day period commencing on the date of receipt by the Lender of written notice from the Company that it has received a bona fide offer, on terms equal to or less favorable than the terms of the Lender's last offer, from a third party with respect to the Rogers Refinancing, that it desires to accept.

"Orix Note" shall mean the promissory note payable by the Company to Orix in connection with the purchase of slot machines for the Colorado Grand Casino.

"Permitted Liens" shall mean liens securing each of the ICBH Note, the LHR Credit Facility and the Orix Note.

"Right of First Negotiation" shall mean, with respect to the Rogers Refinancing, that (i) at such time as the Company desires to secure financing in connection with the Rogers Refinancing, the Company shall submit written notice of its intent to the Lender; (ii) upon the receipt of such written notice, the Lender and the Company shall negotiate the terms of the Rogers Refinancing exclusively and in good faith for the duration of the Exclusive Negotiation Period; (iii) the Lender will provide the Company with a final written offer regarding the Rogers Refinancing by no later than the expiration of the Exclusive Negotiation Period; and (iv) if the parties have not reached an agreement during such Exclusive Negotiation Period, the Company may conclude a binding agreement with respect to the Rogers Refinancing with any other third party without further obligation to the Lender, provided that the Company shall not enter into an agreement with any third party unless (A) in the good faith judgment of the Company, the material terms of such agreement, taken as a whole, are more favorable to the Company than the terms of the Lender's written offer to the Company or (B) the material terms of such agreement are equal to or less favorable to the Company than the terms of the Lender's last offer to the Company and the Company has provided the Lender with written notice of such third party offer and the exclusive right, during the Match Period, to either accept or reject the opportunity to finance the Rogers Refinancing on such terms.

"Rogers Refinancing" shall mean that portion of the existing LHR Credit Facility that has not been extended or refinanced by LHR. The Rogers Refinancing shall not include any portion of the LHR Credit Facility that is reduced by the proceeds of an equity offering of securities by the Company.